Exhbit 4.19

Exclusive Option Agreement

This Exclusive Option Agreement (the “Agreement”) is made, entered into and executed on November 4, 2022 in Beijing, the People’s Republic of China (“China”) by and among:

Party A:

Beijing Dakr Information Technology Co., Ltd., a limited liability company established and existing in accordance with Chinese laws, with its address at Room 601-1, Floor 6, Building 1, Courtyard 10, Chaoyang Park South Road, Chaoyang District, Beijing;

Party B:

1.

Tianjin Zhang Gongzi Technology Partnership (Limited Partnership), a limited partnership established and existing in accordance with Chinese laws, with its address at 1102-072, Floor 11, Tower MSD-G1, TEDA, Second Avenue, Tianjin Economic and Technological Development Zone;

2.

Shenzhen Guohong No. 2 Enterprise Management Partnership (Limited Partnership), a limited partnership established and existing in accordance with Chinese laws, with its address at 18D, Tairan Jinsong Building, East Tairan Avenue, Shatou Street, Futian District, Shenzhen;

3.

Ningbo Meishan Bonded Port Area Tianhong Lvheng Investment Management Partnership (Limited Partnership), a limited partnership established and existing in accordance with Chinese laws, with its address at C0953, Area A, Room 401, Building 1, No. 88 Qixing Road, Meishan, Beilun District, Ningbo, Zhejiang;

(Collectively, “Party B”)

Party C:

Beijing Duokr Information Technology Co., Ltd., a limited liability company established and existing in accordance with Chinese laws, with its address at Room 3003, Floor 3, No. 39 West Street, Haidian District, Beijing.

In the Agreement, Party A, Party B, and Party C are referred to as a “Party” individually and the “Parties” collectively.

Whereas:

1.

On the date of execution of the Agreement, Party C has approved the capital increase resolution to increase capital. After the capital increase is completed, the shareholders of Party C will be changed to the entities constituting Party B and Beijing Cultural Investment Development Group Asset Management Co., Ltd. (the “Capital Increase Arrangement”) in which each entity of Party B is the nominal shareholder of Party C, and Party B will hold a total of 99% of the equity of Party C, representing Party C’s registered capital of RMB3,216,663.

2.	Party B agrees to grant Party A an exclusive option, and Party A agrees to accept the exclusive option, to purchase all or part of the equity held by Party B in Party C, through the Agreement.

Therefore, now, the Parties, upon consensus through negotiation, have agreed as follows:

1.	Sale and Purchase of Equity and Assets

1.1	Granting of right

Party B hereby grants Party A an exclusive, irrevocable and unconditional option (the “Equity/Asset Option”) to purchase once or more at any time from Party B, or designate one or more persons (the “Designee”) to purchase from Party B, all or part of Party B’s equity held in Party C at that time, or to purchase from Party C all or part of its assets, by following the exercise steps determined by Party A at its own discretion, and at the price stated in Paragraph 1.3 of the Agreement, to the extent permitted by Chinese laws.  No person, other than Party A and the Designee, shall have the right to purchase equity or other rights related to the equity of Party B or the assets of Party C. Party C hereby agrees that Party B grants Party A the Equity Option. “Person” as defined in this article and the Agreement refers to an individual, corporation, joint venture, partnership, enterprise, trust or unincorporated organization.

1.2	Exercise steps

Party A’s exercise of its Equity/Asset Option shall be subject to the provisions of Chinese laws and regulations. When Party A exercises the Equity Option, it shall give a written notice to Party B (the “Equity/Asset Purchase Notice”), which shall specify: (a) Party A’s decision on exercising the Equity/Asset Option, and the name of the Designee (if any); (b) the equity shares that Party A or the Designee intends to purchase from Party B (the “Purchased Equity”) and/or the assets to be purchased from Party C (the “Purchased Assets”); and (c) the purchase date/transfer date of the Purchased Equity/Assets.

1.3	Equity/asset purchase price

Party A exercises the Equity/Asset Option at the lowest price permitted by laws to purchase all the Purchased Equity held by Party B and/or purchases all or part of the assets of Party C; when Party A exercises the Equity Option to purchase the part of Party B’s equity held in Party C, the equity purchase price is calculated on a pro-rata basis. If it is required by Chinese laws or relevant competent authorities to valuate the equity when Party A exercises the Option, the Parties shall negotiate in good faith and make necessary adjustments to the equity purchase price on the basis of the valuation, so as to comply with the requirements of any applicable Chinese laws at that time (collectively, the “Equity Purchase Price”). Party B shall donate the equity purchase price received by Party B, net of the relevant taxes (if any) paid/withheld in full, to Party A or its designee without consideration, within ten (10) days after receiving the purchase price and paying/withholding the relevant taxes (if any) in full according to laws.

1.4	Transfer of the Purchased Equity/Assets

Each time when Party A exercises the Equity/Asset Option:

1.4.1

Party B shall instruct Party C to convene a shareholder meeting in a timely manner, and at the meeting, a resolution shall be approved to transfer the Purchased Equity from Party B to Party A and/or the Designee and/or to transfer the Purchased Assets from Party C to Party A and/or the Designee;

1.4.2

Party B shall obtain a written statement from other shareholders of Party C agreeing to the transfer and waiving the right of first refusal regarding the transfer of the Purchased Equity to Party A and/or the Designee;

1.4.3

Within 30 days after Party B/Party C receives the equity/asset purchase notice from Party A and/or the designee (as applicable), Party B and Party A and/or the designee (as applicable) shall complete all procedures for Party A and/or the Designee to obtain the Purchased Equity and become the legal shareholder of Party C, including but not limited to: executing the equity transfer contract and any other necessary documents or agreements, approving any necessary resolutions, issuing, or procuring Party C to issue, all necessary documents and goes through all relevant formalities;

1.4.4

The Parties concerned shall execute all other required contracts, agreements or documents, obtain all required government approvals and consents, and take all required actions to transfer, free of any security interest, effective title of the Purchased Equity to Party A and/or the Designee and make Party A and/or the Designee the owner of record of the Purchased Equity. For the purpose of this paragraph and the Agreement, “security interest” includes guarantee, mortgage, third party right or interest, any share option, acquisition right, right of first refusal, right of set-off, retention of title or other security arrangement; but for the sake of clarity, it excludes any security interests arising under the Agreement, Party B’s Equity Pledge Agreement and Party B’s Power of Attorney. The “Party B’s Equity Pledge Agreement” specified in the Agreement refers to the equity pledge agreement executed by Party A, Party B and Party C on the date of execution of the Agreement and any amendments, revisions or restatements thereto or thereof; “Party B’s Power of Attorney” refers to the power of attorney signed by Party B on the date of execution of the Agreement to authorize Party A and any amendments, revisions or restatements thereto or thereof.

2.	Undertakings

2.1	Undertakings regarding Party C

Party B (as a shareholder of Party C) and Party C hereby undertake:

2.1.1

Without the prior written consent of Party A, Party C shall not supplement, change or modify the articles of association of Party C in whatever form, increase or reduce its registered capital, or change its registered capital structure otherwise;

2.1.2

Party C shall maintain the existence of its company, obtain and maintain all government permits and licenses required by Party C to conduct business, and prudently and effectively operate its business and deal with affairs in accordance with good financial and commercial standards and practices;

2.1.3

Without the prior written consent of Party A, Party C shall not sell, transfer, mortgage or otherwise dispose of the legal or beneficial interests of any substantial assets, business or income of Party C exceeding RMB500,000 at any time from the date of execution of the Agreement, or permit any other security interest to be encumbered thereon;

2.1.4

Without the prior written consent of Party A, Party C shall not incur, inherit, guarantee, or allow the existence of, any debts, other than the accounts payable arising in the normal or ordinary course of business rather than through borrowing;

2.1.5

Party C shall have been operating all businesses in the ordinary course of business in order to maintain the value of Party C’s assets, and shall not perform any acts/omissions that are sufficient to adversely affect Party C’s operating results and asset values;

2.1.6

Without the prior written consent of Party A, Party C shall not be allowed to enter into any major contract, other than contracts concluded in the ordinary course of business (for the purpose of this paragraph, if the total amount of a contract exceeds RMB500,000, it shall be deemed as a major contract);

2.1.7	Without the prior written consent of Party A, Party C shall not provide any loan or credit to anyone else, or provide any guarantee or surety for the debts of any third party;

2.1.8	At the request of Party A, Party C shall provide Party A with all the information about the operation and financial positions of Party C;

2.1.9	Without the prior written consent of Party A, Party C shall not merger or combine with any person, or acquire or invest in any person;

2.1.10	Party C shall forthwith notify Party A of any litigation, arbitration or administrative procedure related to Party C’s assets, business or income that has occurred or may occur;

2.1.11

To maintain Party C’s ownership of all its assets, execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and conduct necessary or appropriate defenses against all claims;

2.1.12

Without the prior written consent of Party A, Party C shall not distribute dividends to shareholders in any form, but upon Party A’s request, Party C shall forthwith distribute all its distributable profits to its shareholders;

2.1.13

At the request of Party A, appoint any person designated by it as the director, supervisor and officer of Party C, and/or remove the current director, supervisor and/or officer of Party C and perform all relevant resolutions and filing procedures; Party A shall have the right to request Party B and Party C to replace such persons;

2.1.14	Without the written consent of Party A, Party C shall not engage in any business that competes with Party A or Party A’s affiliated companies;

2.1.15	Unless required by Chinese laws, Party C shall not be dissolved or liquidated without the written consent of Party A;

2.1.16

If any shareholder of Party C or Party C fails to perform its tax obligations under the applicable laws, which prevents Party A from exercising its Equity Option, Party A shall have the right to require Party C or its shareholders to perform the tax obligations, or require Party C or its shareholders to pay the tax to Party A, which will be paid by Party A to the competent taxation authority on its behalf; and

2.1.17

With respect to the undertakings applicable to Party C under this Paragraph 2.1, Party B and Party C shall procure the subsidiaries of Party C to comply with such undertakings as if they were Party C under the corresponding clauses.

2.2	Undertakings of Party B

Party B hereby undertakes:

2.2.1	Without the prior written consent of Party A, it shall not sell, transfer, mortgage or otherwise dispose of its legal or beneficial interests in the equity held by it in Party C, or allow any other security interests to be created thereon, other than the security interests created in accordance with the Agreement, Party B’s Equity Pledge Agreement and Party B’s Power of Attorney;

2.2.2

Procure Party C’s shareholders’ meeting and/or directors (or executive directors), without the prior written consent of Party A interest or beneficial interest, not to approve the sale, transfer, mortgage or otherwise disposal of the legal or beneficial interests in any equity held by Party B in Party C, or allow any other security interest to be created thereon, other than the security interests created in accordance with the Agreement, Party B’s Equity Pledge Agreement and Party B’s Power of Attorney;

2.2.3

Without Party A’s prior written consent, Party B will procure Party C’s shareholders’ meeting and/or directors (or executive directors) to disapprove Party C’s merging or combining with anyone, or acquiring or investing in anyone;

2.2.4	Forthwith notify Party A of any litigation, arbitration or administrative procedure related to the equity held by Party B that has occurred or may occur;

2.2.5

Procure Party C’s shareholders’ meeting or directors (or executive directors) to vote in favor of the transfer of the Purchased Equity specified in the Agreement and to take any other action at the request of Party A;

2.2.6

To maintain its ownership of the equity, execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and conduct necessary or appropriate defenses against all claims;

2.2.7	At the request of Party A, appoint any person designated by Party A as the director and officer of Party C;

2.2.8

Party B agrees that other shareholders of Party C enter into, with Party A and Party C, the exclusive purchase right agreement, equity pledge agreement and power of attorney similar to the Agreement, Party B’s Equity Pledge Agreement and Party B’s Power of Attorney, and guarantees that it shall not take any action conflicting with any such documents signed and executed by other shareholders. If any other shareholder of Party C transfers its equity in Party C to Party A and/or the Designee according to the exclusive purchase right agreement executed by it, Party B hereby waives its all rights of first refusal (if any);

2.2.9	If Party B obtains any profits, dividends, dividends, or liquidation proceeds from Party C, Party B shall donate them to Party A or anyone designated by Party A in a timely manner, subject to complying with Chinese laws; and

2.2.10

Strictly abide by the provisions of the Agreement and other agreements executed jointly or separately by Party B, Party C and Party A, earnestly perform the obligations under these agreements, and do not conduct any act/omission that will affect the validity and enforceability of these agreements. If Party B still retains any rights to the equity under the Agreement, Party B’s Equity Pledge Agreement or Party B’s Power of Attorney, Party B shall not exercise such rights unless Party A instructs in writing.

3.	Representations and Warranties

Party B and Party C hereby represent and warrant to Party A separately and not jointly and severally on the date of execution of the Agreement and each transfer date as follows:

3.1

It has the power, capacity and authority to execute and deliver the Agreement and any equity transfer contract to which it is a party for each transfer of the Purchased Equity under the Agreement (each, a “Transfer Contract”), and perform its obligations under the Agreement and any Transfer Contract. Party B and Party C agree that when Party A exercises the Equity Option, they will execute a Transfer Contract substantially consistent with the terms of the Agreement. Once executed, the Agreement and each Transfer Contract to which it is a party constitute or will constitute a legal, valid and binding obligation of it and may be enforced against it in accordance with the terms hereof and thereof;

3.2	Party B and Party C have obtained the consents and approvals (if required) of third parties and government authorities to execute, deliver and perform the Agreement;

3.3

Neither the execution and delivery of the Agreement or any Transfer Contract nor the performance of its obligations hereunder or thereunder will: (i) result in violation of any relevant Chinese laws; (ii) conflict with Party C’s articles of association or other organizational documents; (iii) result in a breach of, or constitute a breach under, any contract or document to which it is a party or to which it is bound; (iv) result in a breach of any condition relating to the grant and/or continuation of any license or approval issued to any Party; or (v) result in the suspension or revocation or imposition of conditions on any license or approval issued to any Party;

3.4

Party B has good and marketable title to its equity in Party C, and Party B has not create any security interest on the aforementioned equity, other than those created in accordance with Party B’s Equity Pledge Agreement of Party B’s Power of Attorney;

3.5	Party C is a limited liability company duly established and validly existing in accordance with Chinese laws, Party C has good and marketable title to all of its assets, and Party C has not created any security interest on such assets;

3.6	Party C has no outstanding debts, other than (i) debts incurred in its ordinary course of business, and (ii) debts disclosed to Party A and agreed in writing by Party A;

3.7	Party C complies with all Chinese laws and regulations in material respects; and

3.8	Party C currently has no pending or threatened litigation, arbitration or administrative procedures related to equity, Party C assets or related to Party C.

4.	Term

4.1

The Agreement shall take effect from the date of execution of the Capital Increase Agreement under the capital increase arrangement specified in Article 1 of the Agreement, and the Agreement shall terminate after all the equity of Party B held in Party C is legally transferred to Party A and/or any other person designated by it in accordance with the provisions of the Agreement.

4.2

During the term of the Agreement, Party A may, at its own discretion, give a written notice to Party B to unconditionally terminate the Agreement without any liability therefor. Unless otherwise mandated by Chinese laws, Party B and Party C shall have no right to unilaterally terminate the Agreement.

5.	Governing Laws and Settlement of Disputes

5.1	Governing laws

The conclusion, effectiveness, interpretation, construction, performance, amendment, modification, termination and settlement of disputes of the Agreement shall be governed by Chinese laws.

5.2	Settlement of disputes

Any dispute arising from or in connection with the interpretation, construction and performance of the Agreement shall first be settled by the Parties through amiable negotiation. If the dispute cannot be settled through negotiation, any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for settlement by arbitration in accordance with its arbitration procedures and rules in effect at that time. The arbitration shall be conducted in Beijing. The arbitral award is final and binding on the Parties.

5.3

When any dispute arises from the interpretation, construction and performance of the Agreement or any dispute is under arbitration, except for the disputed matters, the Parties shall continue to exercise their respective rights, and perform their respective obligations, under the Agreement.

6.	Taxes and Fees

Unless otherwise expressly specified in the Agreement, Party A and Party C shall be responsible for any and all transfer and registration taxes, charges and fees incurred by them, or imposed on them, in the preparation and execution of the Agreement and each Transfer Contract and the completion of the transactions contemplated in the Agreement and each Transfer Contract in accordance with Chinese laws.

7.	Notices

7.1

All notices and other communications required or given under the Agreement shall be delivered personally, by registered mail, postage prepaid, or by commercial courier service or by facsimile to other Parties at the addresses listed below. Each notice shall also be delivered by e-mail. The date on which such a notice is deemed to have been effectively served is determined as follows:

7.1.1	If the notice is sent by personal delivery, courier service or registered mail, postage prepaid, the effective service date is the date of receipt or rejection at the address set for;

7.1.2	If the notice is sent by fax, the effective service date shall be the date of successful transmission (evidenced by the automatically generated transmission confirmation information).

7.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:

Beijing Dakr Information Technology Co., Ltd.

Address:	Floor 5, Tower A1, Junhao Central Park Plaza, No. 10 Chaoyang Park South Road, Chaoyang District, Beijing
Attn:	Wei Lin
Tel:	13601306068

Party B:

1. Tianjin Zhang Gongzi Technology Partnership (Limited Partnership)

Address:	Floor 11, Hengqin Life Insurance Building, No. 108 Jianguo Road, Chaoyang District, Beijing
Attn:	Li Bingjie

Tel:	13581997328

2. Shenzhen Guohong No. 2 Enterprise Management Partnership (Limited Partnership)

Address:	Floor 10, Building 4, Phase 1, Excellence City, Shangmeilin, Futian District, Shenzhen
Attn:	Xian Handi
Tel:	15507579439

3. Ningbo Meishan Bonded Port Area Tianhong Lvheng Investment Management Partnership (Limited Partnership)

Address:	Room 1202, Tower B, Global Trade Center, No. 36 North 3rd Ring East Road, Dongcheng District, Beijing
Attn:	Zhang Yusong
Tel:	13681539013

Party C:

Beijing Duokr Information Technology Co., Ltd.

Address:	Floor 5, Tower A1, Junhao Central Park Plaza, No. 10 Chaoyang Park South Road, Chaoyang District, Beijing
Attn:	Wei Lin
Tel:	13601306068

7.3	Any Party may change its address for receiving notices at any time by giving a notice to other Parties in accordance with this article.

8.	Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged with each other regarding the Agreement, its content and the preparation or performance of the Agreement are considered confidential information. The Parties shall treat in confidence all such confidential information, and shall not disclose any confidential information to any third party without the written consent of other parties, except for any information: (a) available or to be available to the public (other than disclosed to the public by the party receiving the confidential information); (b) required to be disclosed in accordance with applicable laws and regulations, stock exchange rules, or orders from government departments or courts; or (c) disclosed by a Party to its shareholders, directors, employees, legal or financial advisors necessary and requisite for the transactions contemplated herein, but such shareholders, directors, employees, legal or financial advisors are also subject to a duty of confidentiality similar to this clause. If any Party’s shareholders, directors, employees or retained agencies divulge or reveal the confidential information, it shall be deemed that the Party divulges or reveals such confidential information, and the Party shall be liable for default therefor in accordance with the Agreement.

9.	Further Assurance

The Parties agree to promptly sign and execute any and all documents that are reasonably necessary or beneficial to perform the provisions of the Agreement and achieve the purpose of the Agreement, and take further steps that are reasonably necessary or beneficial to perform the provisions of the Agreement and achieve the purpose of the Agreement.

10.	Liabilities for Default

If Party B or Party C is substantially in default of any provision of the Agreement, Party A shall have the right to terminate the Agreement and/or demand Party B or Party C to pay compensatory damages; the provision of this Paragraph 10 shall not prejudice any other rights of Party A under the Agreement.

11.	Miscellaneous

11.1	Amendments, modifications and supplements

Amendments, modifications and supplements to the Agreement shall be subject to a written agreement executed by the Parties.

11.2	Entire agreement

Except for the written amendments, supplements or modifications made after the execution of the Agreement, the Agreement constitutes the complete agreement between the Parties on the subject matter of the Agreement, and supersedes all previous oral or written negotiations, representations and agreements on the subject matter of the Agreement.

11.3	Headings

The headings in the Agreement are for convenience only and shall not be used to explain, construe or otherwise affect the meaning of the provisions of the Agreement.

11.4	Counterparts

The Agreement is written in Chinese and executed in five counterparts, with each Party holding one counterpart respectively.

11.5	Severability

If any one or more provisions of the Agreement are held to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions of the Agreement shall not be affected or impaired thereby in any way. The Parties shall negotiate in good faith to try to replace such invalid, illegal or unenforceable provisions with valid provisions to the fullest extent permitted by laws and expected by the Parties, and the economic effects of such valid provisions shall be as similar as possible to those of invalid, illegal or unenforceable provisions.

11.6	Transfer of the Agreement

Neither Party B nor Party C shall transfer its rights and obligations under the Agreement to a third party without the prior written consent of Party A. Party B and Party C hereby agree that Party A may transfer its rights and obligations under the Agreement to a third party, and Party A only needs to give a written notice to Party B and Party C when such transfer occurs, and does not need to obtain Party B’s consent to such transfer. Party B hereby agrees and confirms that if Party B dies or becomes a person with limited capacity or incapacity, Party B’s entire equity in Party C will be automatically and unconditionally transferred to Party A or the person designated by Party A at the equity purchase price specified in Paragraph 1.3 hereof. The equity purchase price payable to Party B shall be made in accordance with Paragraph 1.3 of the Agreement.

11.7	Successors

The Agreement shall be binding upon, and inure to the benefit of, each Party’s respective successors and permitted assigns.

11.8	Survival

11.8.1.	Any obligations incurred or due under the Agreement prior to the expiration or early termination of the Agreement shall survive the expiration or early termination of the Agreement.

11.8.2.	The provisions of Articles 5, 8, and 10 and this Paragraph 11.8 of the Agreement shall survive the termination of the Agreement.

11.9	Waiver

Any Party may waive the terms and conditions of the Agreement, but only in writing and signed by the Parties. A waiver by a Party of a default by any of the other Parties in one case shall not be deemed a waiver by that Party of a similar default by the other Party in other cases.

11.10	Miscellaneous

If the Parties need to sign relevant documents on equity purchase under the Agreement in accordance with relevant laws and regulations, requirements of stock exchanges or other relevant government authorities in order to perform the Agreement (collectively, the “Government-Required Documents”), the Parties shall cooperate in signing the Government-Required Documents otherwise in accordance with relevant documents at that time. The Parties agree that the provisions of the Agreement shall be deemed as supplements and/or changes to the Government-Required Documents, and have the same legal effect as the Government-Required Documents. The Government-Required

Documents and the Agreement together constitute the entire agreement between the Parties with respect to the subject matter of the Agreement; however, in the event of any conflict between the Government-Required Documents and the Agreement, the provisions of the Agreement shall still prevail.

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IN WITNESS WHEREOF, the Parties hereto have procured their respective duly authorized representatives to execute the Exclusive Option Agreement on the date first written above.

Party A:

Beijing Dakr Information Technology Co., Ltd. (seal)

Signed by:

Title:

IN WITNESS WHEREOF, the Parties hereto have procured their respective duly authorized representatives to execute the Exclusive Option Agreement on the date first written above.

Party B:

Tianjin Zhang Gongzi Technology Partnership (Limited Partnership) (seal)

Signed by:

Title:

IN WITNESS WHEREOF, the Parties hereto have procured their respective duly authorized representatives to execute the Exclusive Option Agreement on the date first written above.

Party B:

Shenzhen Guohong No. 2 Enterprise Management Partnership (Limited Partnership) (seal)

Signed by:

Title:

IN WITNESS WHEREOF, the Parties hereto have procured their respective duly authorized representatives to execute the Exclusive Option Agreement on the date first written above.

Party B:

Ningbo Meishan Bonded Port Area Tianhong Lvheng Investment Management Partnership (Limited Partnership) (seal)

Signed by:

Title:

IN WITNESS WHEREOF, the Parties hereto have procured their respective duly authorized representatives to execute the Exclusive Option Agreement on the date first written above.

Party C:

Beijing Duokr Information Technology Co., Ltd. (seal)

Signed by:

Title: